Exhibit 99.1

Press Release

Wednesday, September 30, 2009

For further information, contact

Judy Naus at 651-286-8623

or info@biotelinc.com

Biotel Announces Fourth Quarter and Year End Results.

Minneapolis, September 30, 2009 – Biotel Inc. (Bulletin Board: BTEL.OB) announced results for the fiscal year ended June 30, 2009, with net earnings of $944,000, or $0.33 per diluted share, on revenues of $12,640,000. This compares to net earnings of $666,000, or $0.23 per diluted share on revenues of $11,495,000 in fiscal year 2008. For its fourth quarter, the Company reported net earnings of $174,000 or $0.06 per diluted share, on revenues of $3,165,000. This compares to net earnings of $191,000, or $0.07 per diluted share, on revenues of $3.187,000 in the fourth quarter of fiscal 2008.

Steve Springrose, Biotel President and CEO said “While we are pleased with the results of operations for our fiscal year, CardioNet terminated its planned merger with Biotel in a subsequent event. Biotel has filed a complaint demanding that CardioNet complete the merger, and has asked for expedited treatment by the court. As a result of the terminated Merger Agreement, we expect revenues from a number of significant customers could be less in 2010 than in 2009.”

	3 months ended June 30, 2009	3 months ended June 30, 2008	% Change

Revenue	$3,165,000	$3,187,000	-0.7%
Net Income	$174,000	$191,000	-8.9%
Earnings Per Share, Basic	$0.06	$0.07
Earnings Per Share, Diluted	$0.06	$0.07

	12 months ended June 30, 2009	21 months ended June 30, 2008	% Change

Revenue	$12,640,000	$11,495,000	10.0%
Net Income	$944,000	$666,000	41.7%
Earnings Per Share, Basic	$0.34	$0.25
Earnings Per Share, Diluted	$0.33	$0.23

-End-